SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

THE HUFF ALTERNATIVE FUND, L.P., and THE HUFF ALTERNATIVE PARALLEL FUND, L.P.
derivatively on behalf of CIRCLE ENTERTAINMENT INC., formerly known as FX REAL
ESTATE AND ENTERTAINMENT INC.,
Plaintiffs,
-against-
PAUL C. KANAVOS, HARVEY SILVERMAN, MICHAEL J. MEYER, JOHN D. MILLER, ROBERT
SUDACK, ROBERT F.X. SILLERMAN, BRETT TORINO, MITCHELL J. NELSON, LIRA PROPERTY
OWNER, LLC, LIRA LLC, BPS PARTNERS, LLC and BPS PARENT, LLC,
Defendants.
and
CIRCLE ENTERTAINMENT INC., formerly known as FX REAL ESTATE AND ENTERTAINMENT
INC.,
Index No. 650338/2010E Hon. Eileen Bransten
Nominal
Defenda nt.

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF
SHAREHOLDER DERIVATIVE LITIGATION

TO: ALL PERSONS WHO OWN SHARES OF CIRCLE ENTERTAINMENT INC., FORMERLY KNOWN AS FX REAL ESTATE AND ENTERTAINMENT INC. (“FXRE” OR “THE COMPANY”) COMMON STOCK AS OF JULY 12, 2012 AND CONTINUE TO OWN SUCH SHARES.

The purpose of this Notice is to inform you about: (i) the pendency of the above-captioned shareholder derivative lawsuit (the “Litigation”), which was brought by certain FXRE shareholders on behalf of and for the benefit of FXRE in the Supreme Court of the State of New York, County of New York (the “Court”); (ii) a proposed settlement of the Litigation (the “Settlement”), subject to Court approval, as provided in a Stipulation and Settlement Agreement (the “Agreement”) that was filed with the Court and is available for review as indicated at paragraph 28 below; (iii) the hearing that the Court will hold on October 18, 2012 to determine whether to approve the Settlement; and (iii) current shareholders’ rights with respect to the proposed Settlement.1

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.
YOUR RIGHTS WILL BE AFFECTED BY THIS LITIGATION.

The Agreement was entered into as of July 12, 2012, between and among: (i) The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P. (collectively, “Huff” or the “Plaintiffs”), the plaintiffs in the above captioned litigation (the “Litigation” or “Action”); (ii) Paul C. Kanavos, Harvey Silverman, Michael J. Meyer, John D. Miller, Robert Sudack, Robert F.X. Sillerman, Brett Torino, Mitchell J. Nelson, Lira Property Owner, LLC, Lira LLC, BPS Partners, LLC and BPS Parent, LLC (collectively, “Defendants”); and (iii) nominal defendant Circle Entertainment Inc., formerly known as FX Real Estate and Entertainment Inc. (“FXRE” or “the Company”) (i-iii collectively, the “Settling Parties”), subject to the approval of the Court pursuant to New York Business Corporation Law (“BCL”) §§ 626(d) and (e).

Because this Litigation was brought as a derivative action on behalf of and for the benefit of FXRE, the benefits from the Settlement will go to FXRE. Individual FXRE shareholders will not receive any direct payment from the Settlement except $950,000 to Plaintiffs as payment for part of the costs and expenses, including attorneys’ fees, incurred by Plaintiffs in connection with matters relating to this Action and the results achieved in this Action.

The following description of the Litigation and Settlement does not constitute findings of the Court. It is based on statements of the parties and should not be understood as an expression of any opinion of the Court as to the merits of any of the claims or defenses raised by any of the parties. The Court has not yet approved the Settlement.

WHAT IS THE PURPOSE OF THIS NOTICE?

1. The purpose of this Notice is to explain the Litigation, the terms of the proposed Settlement, and how the proposed Settlement affects FXRE shareholders’ legal rights.

2. In a derivative action, one or more people and/or entities who are current shareholders of a corporation sue on behalf of and for the benefit of the corporation, seeking to enforce the corporation’s legal rights.

3. As described more fully below, current shareholders have the right to object to the proposed Settlement. They have the right to appear and be heard at the Settlement Hearing, which will be held on October 18, 2012, at 11: 30 a.m., before the Honorable Eileen Bransten, at the Supreme Court of the State of New York, 60 Centre Street, New York, NY 10007. At the Settlement Hearing, the Court will determine:

(i)	whether the Settlement should be approved; and

(ii)	whether the Released Plaintiff Claims against Defendants should be dismissed with prejudice as set forth in the Agreement

WHAT IS THIS CASE ABOUT? WHAT HAS HAPPENED SO FAR?

4. On April 28, 2010, Plaintiffs filed a Verified Shareholder Derivative Complaint (the “Original Complaint”) in the Court against Paul C. Kanavos, Harvey Silverman, Michael J. Meyer, John D. Miller, Robert Sudack, Robert F.X. Sillerman, Brett Torino (collectively, the “Original Defendants”) and FXRE as nominal defendant. The Original Complaint alleged that a group of FXRE’s officers, directors, and controlling shareholders breached their fiduciary duties to FXRE by engaging in a self-serving scheme to misappropriate business opportunities and wrongfully compete against the Company. The Original Complaint also asserted, among other things, claims for unjust enrichment, conversion and fraud.

5. The Original Defendants moved to dismiss the derivative action on July 16, 2010. Plaintiffs opposed the Original Defendants’ motion on September 3, 2010. Defendants replied to Plaintiffs’ motion on October 4, 2010.

6. On May 25, 2011, the Court entered a Decision and Order in which it (i) denied Defendant Kanavos’s motion to dismiss the usurpation of corporate opportunity claim against him; (ii) dismissed without leave to replead the usurpation of corporate opportunity claim against Torino; and (iii) dismissed with leave to replead the remaining breach of fiduciary duty claims against the Original Defendants.

7. Plaintiffs filed a Notice of Appeal appealing dismissal of the usurpation of corporate opportunity claim against Torino on June 27, 2011. Also on June 27, 2011, Plaintiffs filed a Verified Amended Complaint (the “Amended Complaint”), in which it asserted both derivative claims on behalf of the Company and direct claims against the Original Defendants in addition to defendants Mitchell J. Nelson, Lira Property Owner, LC, Lira LLC, BPS Partners, LLC, and BPS Parent, LLC for, among other things, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, unjust enrichment, conversion, fraud and imposition of a constructive trust.

8. For over a year, Plaintiffs’ and Defendants’ counsel have engaged in periodic settlement discussions. On multiple occasions, the parties have conferred with the Special Master of the New York State Supreme Court, First Department, assigned to this case. Additionally, on five separate occasions, Plaintiffs have stipulated with Defendants for an extension of time for Defendants to respond to the Amended Complaint in order to allow the parties time to continue negotiations in an effort to reach a settlement.

9. The parties entered into the formal Agreement on July 12, 2012 and on September 10, 2012, the Court preliminarily approved the Settlement and scheduled the Settlement Hearing to consider whether to grant final approval to the Settlement.

10. The Defendants have denied and continue to deny each and all of the claims and contentions of wrongdoing alleged by Plaintiffs herein. The Defendants have denied and continue to deny that they violated any duties to FXRE in this Litigation and have asserted that they acted at all times in good faith and consistent with their fiduciary duties to FXRE and its shareholders. Defendants have nonetheless concluded that it is desirable to settle this Litigation in the manner and upon the terms set forth in the Settlement.

WHAT ARE THE TERMS OF THE SETTLEMENT?

11. As consideration for the Settlement, Defendants agree to elect to the Company’s board of directors an additional independent director (the “Independent Director”). The Company is prohibited from decreasing the number of directors for at least three years from the date the settlement agreement becomes effective.

12. Defendants have also agreed to deliver the sum of $950,000 to Plaintiffs as payment for part of the costs and expenses, including attorneys’ fees, incurred by Plaintiffs in connection with matters relating to the Litigation and the results achieved by the Settlement.

WHAT ARE THE PLAINTIFFS’ REASONS FOR THE SETTLEMENT?

13. Plaintiffs believe that the claims asserted against the Defendants have merit. Plaintiffs recognize, however, the expense and length of continued proceedings necessary to pursue their claims against the Defendants through trial and appeals. Plaintiffs have considered issues that would have been decided by a jury in the event of a trial of the Litigation.

14. In light of the significant corporate governance measures created by the Settlement, Plaintiffs believe that the proposed Settlement is fair, reasonable, adequate, and in the best interests of FXRE. The Settlement provides substantial immediate benefits to FXRE without the risk that continued litigation could result in obtaining similar or lesser relief for FXRE after continued extensive and expensive litigation, including trial and the appeals that were likely to follow. In particular, the election of the Independent Director is expected to create a significant enhancement to FXRE’s Board’s competence and compliance with their fiduciary duties, ensuring that there is no misconduct and that every director acts in the best interests of the Company. It is uncertain that any final judgment after trial would result in an award of relief comparable to the relief provided under the Settlement.

15. The Defendants have denied the claims asserted against them and disclaim any liability or damages or having engaged in any wrongdoing or violation of law of any kind whatsoever. Accordingly, the Settlement may not be construed as an admission of the Defendants’ wrongdoing, nor construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to the merits of any claim, nor of any infirmity in the defenses that the Defendants have, or could have, asserted in this Litigation. Likewise, the Settlement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Plaintiff of any infirmity in the claims that Plaintiffs have, or could have, asserted.

WHAT MIGHT HAPPEN IF THERE WERE NO SETTLEMENT?

16. If there were no Settlement and Plaintiffs failed to establish any essential legal or factual element of their claims, FXRE would not receive any of the benefits of the Settlement created to prevent the reoccurrence of the wrongdoing alleged in the Litigation.

WHAT CLAIMS WILL THE SETTLEMENT RELEASE?

17. If the Settlement is approved, the Court will enter a judgment (the “Judgment”). Pursuant to the Judgment, the following releases will occur upon the Effective Date of the Settlement.

Release of Claims by Plaintiffs and FXRE: Upon the Effective Date, Huff, the Company, and each and every Company shareholder, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged and dismissed each and every Released Plaintiff Claim against the Released Defendant Parties and their insurers, and shall forever be enjoined from prosecuting any or all Released Plaintiff Claims against any and all Released Defendant Parties and their insurers.

“Released Plaintiff Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims (as defined below), which were or could have been alleged or asserted in this Litigation or any other litigation by any of the Released Plaintiff Parties against any of the Released Defendant Parties and their insurers; provided, however, Released Plaintiff Claims do not include any claim that Plaintiffs may have against any of the Torino Parties relating to or arising out of the Torino Stock Transaction, or any other claims Plaintiffs may have against any person or entity other than the Released Defendant Parties. Released Plaintiff Claims also do not include any claims relating to the enforcement of this Settlement.

“Released Defendant Parties” means the Defendants and their respective estates, heirs, beneficiaries, administrators, successors, assigns, subsidiaries, affiliates, agents and counsel, and each of their respective current and former directors, officers, employees, trustees, managers, governors, members of management committee or management board or equivalent positions.

Release of Claims by Defendants: Upon the Effective Date, each of the Defendants and the other Released Defendant Parties, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged and dismissed each and every of the Released Defendant Claims against the Released Plaintiff Parties and their insurers, and shall forever be enjoined from prosecuting any or all of the Released Defendant Claims against any and all Released Plaintiff Parties and their insurers.

“Released Defendant Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims (as defined below), which were or could have been alleged or asserted in this Litigation or any other litigation by any of the Released Defendant Parties against any of the Released Plaintiff Parties and their insurers; provided, however, Released Defendant Claims do not include any claims relating to the enforcement of this Settlement.

“Released Plaintiff Parties” means Plaintiffs and their respective estates, heirs, beneficiaries, administrators, successors, assigns, subsidiaries, affiliates, agents and counsel, and each of their respective current and former directors, officers, employees, trustees, managers, governors, members of management committee or management board or equivalent positions.

“Unknown Claims” means (i) any and all claims that FXRE, Plaintiffs or any other FXRE shareholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Defendant Parties, which if known, could have been alleged or asserted in this Litigation or any other litigation; and (ii) any and all claims that any Defendant of any other Released Defendant Party does not know or suspect to exist in his, her or its favor at the time of the release of the Released Plaintiff Parties, which if known, could have been alleged or asserted in this Litigation, or any other litigation.

18. If the Settlement is approved and the Effective Date occurs, since FXRE will have released the Released Plaintiff Claims described above that it could have asserted against any of the other Released Defendant Parties, no FXRE shareholder will be able to bring another action asserting those claims against those persons on behalf of the Company.

19. The Settlement does not, however, settle or compromise any claim that Plaintiffs may have against any of the Torino Parties relating to or arising out of the Torino Stock Transaction, whether for breach of contract, tort, estoppel, or otherwise.

HOW WERE THE ATTORNEYS PAID?

20. Plaintiffs have paid Plaintiffs’ Counsel for their services in pursuing the claims against Defendants in the Litigation for the benefit of other FXRE shareholders. These costs exceed the $950,000 Defendants are required to pay to Plaintiffs.

WHEN AND WHERE WILL THE COURT RULE ON APPROVAL OF THE SETTLEMENT? DO I HAVE TO COME TO THE HEARING? MAY I SPEAK AT THE HEARING?

21. If you owned FXRE common stock as of July 12, 2012 and continue to own such stock through October 18, 2012, the date of the Settlement Hearing (“Current Shareholder”), you may, if you wish to do so, comment to the Court on the proposed Settlement. Current Shareholders who do not wish to object in person to the proposed Settlement do not need to attend the Settlement Hearing. You can object to the Settlement without attending.

22. The Settlement Hearing will be held on October 18, 2012, at 11:30 a.m., before the Honorable Eileen Bransten, at the Supreme Court of the State of New York, 60 Centre Street, New York, NY 10007. The Court reserves the right to approve the Settlement at or after the Settlement Hearing without further notice to Current Shareholders.

23. Any Current Shareholder may object to the Settlement. Objections or oppositions must be in writing and must be filed together with proof that you owned shares of FXRE common stock as of July 12, 2012 and continue to own such shares, with the Clerk’s Office at the address set forth below on or before September 27, 2012. You must also serve the papers on Plaintiffs’ Counsel and Defendants’ Counsel at the addresses set forth below so that the papers are received on or before September 27, 2012.

Clerk’s Office	Plaintiffs’ Counsel
NEW YORK STATE SUPREME COURT	CADWALADER, WICKERSHAM
COMMERCIAL DIVISION	& TAFT LLP
Lorraine Meletiche, Clerk of the Court	Hal S. Shaftel, Esq.
60 Centre Street, Room 442	One World Financial Center
New York, New York 10007	New York, New York 10281
Counsel for Non-Torino Defendants	Counsel for Defendant Torino

KRAMER LEVIN NAFTALIS & FRANKEL LLP	KAYE SCHOLER LLP
David S. Frankel, Esq.	Vincent A. Sama, Esq.
1177 Avenue of the Americas	425 Park Avenue
New York, New York 10036	New York, New York 10022

24. Current Shareholders may file a written objection without having to appear at the Settlement Hearing. A Current Shareholder may not appear at the Settlement Hearing to present his, her or its objection, however, unless he, she or it first filed and served a written objection in accordance with the procedures described above, unless the Court orders otherwise.

25. A Current Shareholder who or which wishes to be heard orally at the hearing in opposition to the approval of the Settlement and has filed and served a timely written objection as described above, also must notify the above counsel on or before September 27, 2012 concerning his, her or its intention to appear. Persons who intend to object and desire to present evidence at the Settlement Hearing must include in their written objections the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the hearing.

26. The Settlement Hearing may be adjourned by the Court without further written notice to Current Shareholders. If you intend to attend the Settlement Hearing, you should confirm the date and time with Plaintiffs’ Counsel.

27. Unless the Court orders otherwise, any Current Shareholder who does not object in the manner described above will be deemed to have waived any objection and shall be forever foreclosed from making any objection to the proposed Settlement. Current Shareholders do not need to appear at the hearing or take any other action to indicate their approval.

CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?

28. This Notice contains only a summary of the terms of the proposed Settlement. More detailed information about the Litigation is available at http://fxle.client.shareholder.com/ including, among other documents, the Amended Complaint and the Stipulation and Settlement Agreement. You or your attorney may examine the Court files for The Huff Alternative Fund, L.P. v. Kanavos, No. 650338/2010E during regular business hours at the Supreme Court of the State of New York, County of New York. Questions about the Settlement or about this Notice in general should be directed to:

CADWALADER, WICKERSHAM
& TAFT LLP
Hal S. Shaftel, Esq.
One World Financial Center
New York, New York 10281
(212) 504-6000
Plaintiffs’ Counsel

DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF THE CLERK OF COURT REGARDING THIS NOTICE.

Dated: September 10, 2012

By order of the Clerk of Court
Supreme Court of the State of New York
County of New York

[1]	All capitalized terms not otherwise defined in this Notice shall have the meaning provided in the Agreement.